EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Sierra Wireless, Inc.

We consent to the inclusion in this annual report on Form 40-F of:

•                     our auditors’ report dated February 10, 2010 on the consolidated balance sheets of Sierra Wireless, Inc. (“the Company”) as at December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009

•                     our Report of Independent Registered Public Accounting Firm dated February 10, 2010 on the Company’s internal control over financial reporting as of December 31, 2009 each of which is incorporated by reference in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2009.

/s/ KPMG LLP

Vancouver, Canada
March 24, 2010